UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2023

MICT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35850	27-0016420
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 225-0190

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MICT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Settlement and Repurchase Agreements

This section describes the material provisions of the form of Settlement and Repurchase Agreements (as defined below) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Form of Repurchase Agreements, a copy of which is attached hereto as Exhibit 10.1. MICT’s shareholders, warrant holders and other interested parties are urged to read such agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below are defined in the Repurchase Agreements.

General Terms and Effects

On February 2, 2023 (“Effective Date”), MICT, Inc., a Delaware corporation (“MICT” or the “Company”) entered into settlement and repurchase agreements (the “Repurchase Agreements”) with certain holders of the outstanding warrants over its common stock (“Warrant Holders”). The warrants being repurchased were originally issued by MICT between November 2020 and March 2021 pursuant to three offerings of common stock and warrants. The exercise prices of the warrants were $3.12 in the first offering and $2.80 in the subsequent two offerings, with various expiration dates falling between August 16, 2024 and August 16, 2026. The repurchase will result in the surrender and cancellation of the warrants held by each Warrant Holder.

Repurchase Payment

Pursuant to the Repurchase Agreements, MICT agreed to repurchase warrants representing an aggregate amount of 28,117,835 shares of its common stock, for which it is paying $0.15 per share on March 3, 2023 and $0.10 per share on May 1, 2023 at an aggregate cost to MICT of $7,029,459. Additionally, MICT has also entered into Repurchase Agreements with certain other Warrant Holders with respect to an additional 1,064,000 shares, who have agreed to grant MICT an option from July 1, 2023 to July 31, 2023 to repurchase their warrants for $0.25 per share upon the exercise of such option. MICT’s payment for the repurchase of warrants serves as consideration and full and final settlement of all claims which were or might have been asserted by Warrant Holders arising from the Warrants.

If MICT fails to make timely payment under the terms of the Repurchase Agreements, the Warrants shall remain outstanding and be exercisable in full in accordance with their terms, and the Warrant Holders shall retain all rights available under applicable law or equity with respect to the Warrants.

Representations and Warranties

The Repurchase Agreements contain a number of representations and warranties by each of MICT and the Warrant Holders as of the Effective Date. Most material of which the Warrant Holders represent and warrant that they are the sole owner of, and have good, valid and marketable title to the Warrants free of any restrictions, among other representations and warrants. MICT represents and warrants that it has received all necessary consents, approvals, and authorizations to approve its obligations under the Repurchase Agreements, among other representations and warrants. The representations and warranties made by MICT and the Seller are customary for transactions similar to this transaction.

Most Favored Nation

MICT represented and warranted as of the Effective Date that from and after the Effective Date through the respective expiration dates of the Warrants, that none of the terms offered to any other holder of MICT’s warrants (outstanding as of the Effective Date), with respect to any amendment, settlement, repurchase or redemption (whether pursuant to the terms of such warrants or otherwise) of any such warrants (outstanding as of the Effective Date) since the Announcement Time (“Other Warrant Settlement Document”), is or will be more favorable to such holder than those of the Warrant Holders and that the Repurchase Agreements are, without any further action by the Warrant Holders or MICT, deemed amended and modified in an economically and legally equivalent manner such that the Warrant Holders shall receive the benefit of the more favorable terms contained in such Other Warrant Settlement Document.

Item 8.01 Other Events.

Also, MICT issued a press release announcing that it has entered into Repurchase Agreements with certain holders of the outstanding warrants over its common stock. The text of the press release is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Exhibits.

Exhibit No.	Description

10.1	Form of the Settlement and Repurchase Agreements by and among MICT, Inc. and certain Warrant Holders
99.1	Press Release, dated February 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2023

MICT, INC.

By:	/s/ Darren Mercer
Name:	Darren Mercer
Title:	Chief Executive Officer

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